UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2008

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 22, 2008, M/I Financial, Corp. (a wholly-owned subsidiary of M/I Homes, Inc. (the “Company”) entered into a Secured Credit Agreement (“Credit Agreement”) with Guaranty Bank.  Guaranty Bank is also a lender under the Company’s Second Amended and Restated Credit Agreement.  The Credit Agreement was a replacement of M/I Financial’s existing credit agreement, which expires on May 30, 2008.  The description of the Credit Agreement provided below is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement.

The Credit Agreement provides M/I Financial with $30.0 million maximum borrowing availability, with an additional $10 million of availability from December 15, 2008 through January 15, 2009.  The Credit Agreement, which expires May 21, 2009, is secured by certain mortgage loans.  The Credit Agreement also provides for limits with respect to certain loan types that can secure the borrowings under the Facility.  As of the end of each Fiscal Quarter, M/I Financial, Corp. must have Tangible Net Worth of at least $9.0 million and Adjusted Tangible Net Worth (the Tangible Net Worth less the outstanding amount of Intercompany loans) of no less than $7.0 million.  The ratio of Total Liabilities to Adjusted Tangible Net Worth shall never be more than 10.0 to 1.0.  M/I Financial Corp. pays interest on each advance under the Credit Agreement at a per annum rate of LIBOR plus 1.35%.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Documents
10.1	Credit Agreement dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 23, 2008

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

Index to Exhibits

Exhibit No.	Description of Documents
10.1	Credit Agreement dated May 22, 2008.